Exhibit 23.1


                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-83478) and related Prospectus of Maverick Tube Corporation for the registration of up to 200,000 shares of common stock and to the incorporation by reference therein of our reports dated February 1, 2002 (except for paragraph 4 of Note 5 and Note 17, as to which the dates are February 25, 2002 and February 12, 2002, respectively), with respect to the consolidated financial statements of Maverick Tube Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

St. Louis, Missouri
March 21, 2001